UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Convergys Corporation

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CONFIDENTIAL AND PROPRIETARY

3/24/2004 4:09 PM

NEWS RELEASE

Convergys to Expand Learning Outsourcing Capabilities

With Acquisition of DigitalThink

Convergys to Strengthen Learning Offering by Including

Innovative Content Development and Delivery Services

(Cincinnati and San Francisco; March 24, 2004) - - - Convergys Corporation (NYSE: CVG), the global leader in integrated billing, employee care, and customer care services, announced today it is expanding its global capabilities in learning outsourcing services to include innovative content development and delivery services through a strategic acquisition.

Convergys signed a purchase agreement to acquire San Francisco-based DigitalThink, Inc. (NASDAQ: DTHK) for $2.40 per share in cash, for an aggregate purchase price of approximately $120 million for all outstanding shares. DigitalThink is the leader in custom e-learning for the Fortune 1000 and the largest custom e-learning company in the industry. Its learning solutions include consulting services, cutting-edge simulations, custom online course development, and a scalable technology platform for on-demand course delivery.

“The acquisition of DigitalThink is a further demonstration of our strategic commitment to Employee Care as a major growth engine for Convergys and further strengthens our growing leadership position in HR Business Process Outsourcing. It also creates a new set of capabilities for us in the learning outsourcing segment while adding an additional revenue stream and new customers,” said Steve Rolls, Convergys Executive Vice President, Global Customer Management and Employee Care, “Convergys had been working closely with DigitalThink as an alliance partner over the past several months. As a result of this strong relationship, DigitalThink became an attractive acquisition opportunity for us.”

Convergys’ outsourced learning capabilities will enable global organizations to improve skills and productivity for their workforce through web-based courses and simulation training.

With this acquisition, Convergys will:

•	offer a new set of capabilities to help the world’s top organizations maximize the value of their internal and external customer relationships through customized, on-demand courses;

•	expand its capabilities in the HR Business Process Outsourcing market to meet the needs of large global organizations for full service learning solutions including consulting and course design, development, delivery, and administration; and

•	support its global HR and Customer Management clients more efficiently by accelerating the effectiveness of customer support teams through on-the-job training for client programs.

“We are excited to become a part of Convergys,” said Michael Pope, President and CEO of DigitalThink. “Combining forces with Convergys will allow our customers to benefit from the broad Convergys Customer Management and Employee Care offerings, and Convergys’ global client base will be able to leverage the strength of our talented employees and our extensive learning services offering.”

DigitalThink is headquartered in San Francisco and has about 375 employees and many clients. Historically, EDS was the company’s largest client, but as a result of a recent contract dispute, EDS is no longer a DigitalThink client.

DigitalThink’s Board of Directors unanimously approved the acquisition by Convergys and signed voting agreements. Integrating the DigitalThink acquisition into Convergys will be approximately $0.02 dilutive to earnings in 2004 and neutral to accretive thereafter.

About DigitalThink

DigitalThink is the leader in custom e-learning for Fortune 1000 companies. It provides the right combination of courseware development, do-it-yourself capabilities, learning delivery, and industry-specific expertise. DigitalThink has served over 500 clients including ADP Dealer Services, BearingPoint, Circuit City, Kinko’s, Mazda, and Red Hat.

About Convergys

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and the Forbes’ Platinum 400, is the global leader in integrated billing, employee care, and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 40 countries. We also provide integrated, outsourced, human resource services to leading companies across a broad range of industries.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers and their employees. This commitment is validated by the more than 1.5 million individual bills our software produces each day to support more than 100 million subscribers, and by the more than 1.7 million separate customer and employee contacts we manage each day, both live and via electronic interaction.

Convergys[r] employs more than 55,000 people in 53 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Europe, the Middle East, and Asia. Convergys is on the net at www.convergys.com, and has world headquarters in Cincinnati.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Contacts

Business and Financial Media, John Pratt

+1 513 723 3333 or +1 888 284 9900 or john.pratt@convergys.com

International FreeFone, access AT&T, then 1 888 284 9900

Trade Media

Patricia Johnson

+1 954 961 4307 or patricia.johnson@convergys.com

NOTE:

In connection with the proposed transaction, DigitalThink intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF

DIGITALTHINK ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by DigitalThink with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of DigitalThink may obtain free copies of the documents filed with the SEC by contacting the Chief Financial Officer of DigitalThink at (415) 625-4076 or by writing to the Chief Financial Officer at DigitalThink, Inc., 601 Brannan Street, San Francisco, CA 94107. You may also read and copy any reports, statements, and other information filed by DigitalThink with the SEC at the SEC public reference room at 450 Fifth Street, NW, Room 1200, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s web site for further information on its public reference room.

DigitalThink and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the DigitalThink stockholders in favor of the proposed transaction. Certain executive officers and directors of DigitalThink have interests in the proposed transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

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